Contact:	Emily Claffey/Benjamin Spicehandler/Columbia Clancy
212-687-8080 (U.S.)

Douglas Elliman Declares Annual 5% Stock Dividend
Suspends Quarterly Cash Dividend
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Miami, FL, JUNE 12, 2023 – Douglas Elliman Inc. (NYSE: DOUG) today announced that its Board of Directors has declared an annual stock dividend on its common stock of 5%. The annual stock dividend will be payable on June 30, 2023 to holders of record as of the close of business on June 22, 2023.

Douglas Elliman also announced that its Board of Directors has suspended the Company’s quarterly cash dividend of $0.05 per share, effective immediately. The amount and payment of an annual stock dividend and any quarterly cash dividend are subject to the Board’s regular evaluation of the Company’s dividend policy and capital allocation strategy.

As part of this evaluation, the Board determined that instating an annual stock dividend and suspending the quarterly cash dividend at this time is in the best interest of the Company and its stockholders. The updated dividend policy is expected to strengthen the Company’s balance sheet and position it to deliver long-term stockholder returns.

About Douglas Elliman Inc.
Douglas Elliman Inc. (NYSE: DOUG, “Douglas Elliman”) owns Douglas Elliman Realty, LLC, which is one of the largest residential brokerage companies in the United States with operations in New York City, Long Island, Westchester, Connecticut, New Jersey, the Hamptons, Massachusetts, Florida, California, Texas, Colorado, Nevada, Connecticut, Maryland, Virginia, and Washington, D.C. In addition, Douglas Elliman sources, uses and invests in early-stage, disruptive property technology (“PropTech”) solutions and companies and provides other real estate services, including development marketing, property management and settlement and escrow services in select markets. Additional information concerning Douglas Elliman is available on its website, investors.elliman.com.
Investors and others should note that we may post information about Douglas Elliman on our website at investors.elliman.com or, if applicable, on our accounts on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube or other social media platforms. It is possible that the postings or releases could include information deemed to be material information. Therefore, we encourage investors, the media and others interested in Douglas Elliman to review the information we post on our website at investors.elliman.com and on our social media accounts.
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Forward-Looking and Cautionary Statements
This press release includes forward-looking statements within the meaning of the federal securities law. All statements other than statements of historical or current facts made in this document are forward-looking. We identify forward-looking statements in this document by using words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may be,” “continue” “could,” “potential,” “objective,” “plan,” “seek,” “predict,” “project” and “will be” and similar words or phrases or their negatives. Forward-looking statements reflect our current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons.
Risks and uncertainties that could cause our actual results to differ significantly from our current expectations are described in our 2022 Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. We undertake no responsibility to publicly update or revise any forward-looking statement except as required by applicable law.